Exhibit (a)(1)(K)
The Emmis Operating Company Benefits Committee
IMMEDIATE ATTENTION REQUIRED
May 16, 2005

Re:	Emmis Operating Company 401(k) Plan and
Emmis Operating Company 401(k) Plan Two (the “401(k) Plans”)
Dear Plan Participant:
      Emmis Communications Corporation (the “Company”) has initiated an offer (the “Offer”) to purchase for cash up to 20,250,000 shares of its Class A common stock at a price of not greater than $19.75 nor less than $17.25 per share. The Company is making this Offer to all holders of the Company’s Class A common stock and wishes to extend this Offer to participants in the 401(k) Plan who maintain a portion of their account in the Company’s Class A common stock.
      If a portion of your 401(k) Plan account is invested in the Company’s Class A common stock, you have the right to instruct the 401(k) Plans’ trustee, Merrill Lynch Trust Co., FSB (the “Trustee”), to tender (that is, offer to sell to the Company) some or all of the Class A common stock held in your 401(k) Plan account in accordance with the enclosed documents.
      To exercise this right, you must call the Merrill Lynch Participant Services Line at (800) 229-9040 by 6:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 9, 2005, unless the Offer is extended by the Company.
      If your direction to tender is accepted, proceeds from the sale will be deposited into your 401(k) Plan account and invested in the Plan’s Merrill Lynch Retirement Preservation Trust until you reallocate the proceeds based on your personal investment strategy.
Your Tender Decision
      The decision whether to tender some or all of your shares is yours, and none of the Trustee, the Company’s Benefits Committee, the Company’s Board of Directors or the Company is recommending that you instruct the Trustee to tender or refrain from tendering your shares. In making your decision, you should consider your personal investment and retirement goals and whether the total return on your 401(k) Plan investments is likely to be greater by retaining your shares or by tendering shares and reinvesting the sale proceeds (if the tender is accepted). On one hand, by selling a portion of your shares, you may give up some value if the Company’s stock appreciates faster than the alternative funds in which you invest the tender proceeds. On the other hand, the Offer provides you with an opportunity to diversify your holdings in the Company’s stock at a price potentially above the current trading price.

Affix label with
participant’s name, address and account
number

Important Documents Enclosed
      Enclosed are Offer documents and an Instruction Form to use as a guide when you call the Merrill Lynch Participant Services Line. The “Letter To Participants in the Emmis Operating Company 401(k) Plans” summarizes the Offer, your rights under the 401(k) Plan in which you participate and the procedures for directing the Trustee to tender in the Offer. You should have a copy of the Instruction Form in front of you when you call the Merrill Lynch Participant Services Line at (800) 229-9040, as the Merrill Lynch representative will walk through the form with you and ask you the questions on it. You should also review the more detailed explanation of the transaction provided in the other tender offer materials enclosed with this letter, including the Offer to Purchase and the related Letter of Transmittal. It is important that you read the enclosed documents carefully before you make a decision whether or not to instruct the Trustee to tender any of your shares.
Important Dates and Times

May 16, 2005	The Company initiates offer to shareholders

6:00 p.m., NYC Time, Thursday, June 9, 2005	Deadline to call the Merrill Lynch Participant Services Line at (800) 229-9040 if you wish to instruct the Trustee to tender your shares (unless the Offer is extended)

Midnight, NYC Time, Monday, June 13, 2005	The Offer expires (unless the Offer is extended by the Company)
      Note: If you choose to tender some or all of your shares, your ability to sell those shares, and your rights to receive loans or distributions relating to those shares, will be restricted for a short time beginning on the day prior to the expiration of the Offer. The enclosed “Letter to Participants in the Emmis Operating Company 401(k) Plans” explains these restrictions, and we urge you to read it carefully before making any decision.
      Note also that tendering shares held in your 401(k) Plan account in the Offer will not cause you to recognize any immediate tax gain or loss, and will not result in any distribution being made to you from the 401(k) Plans. Please refer to Item 10 of the enclosed “Letter to Participants in the Emmis Operating Company 401(k) Plans” for additional tax information relating to the Offer and your 401(k) Plan account.
Deadline
      To direct the Trustee to tender your shares, you must call the Merrill Lynch Participant Services Line at (800) 229-9040 by 6:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 9, 2005, unless the Offer is extended by the Company. This deadline is necessary for the Benefits Committee and the Trustee to have sufficient time to process your instructions before the Offer expires. The Offer itself is scheduled to expire at 12:00 midnight, New York City Time, on Monday, June 13, 2005 unless extended by the Company.
      If you do not wish the Trustee to tender any of the shares in your 401(k) Plan account, you should call the Merrill Lynch Participant Services Line at (800) 229-9040 with the Instruction Form in front of you and tell the representative you have selected Alternative 2 in Step 1 (“I do NOT wish to tender any shares of Class A common stock held in my 401(k) Plan account”). Please be aware that the Benefits Committee as the applicable plan fiduciary for the 401(k) Plans will determine whether and at what price to tender shares in the Offer for all shares held in the 401(k) Plans for which no instructions are received from participants. Therefore, to ensure that none of your shares are tendered you must call the Merrill Lynch Participant Services Line and select Alternative 2 in Step 1.
Confidentiality
      Your tender instructions are strictly confidential and it will not be disclosed whether you tendered any portion of your shares unless required to do so by law or to deliver proceeds to your 401(k) Plan account. You should feel free to instruct the Trustee to tender or not tender, as you think best.

2

Questions?
      If you have any questions or comments concerning the procedure for the Offer, please also contact the Merrill Lynch Participant Services Line at (800) 229-9040.

Sincerely,

The Emmis Operating Company Benefits Committee

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Offer to Purchase for Cash
by
EMMIS COMMUNICATIONS CORPORATION
of
Up to 20,250,000 Shares of its Class A Common Stock
at a Purchase Price Not Greater than $19.75
nor less than $17.25 per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 13, 2005, UNLESS THE OFFER IS EXTENDED
To Participants in the Emmis Operating Company 401(k) Plans:
      Emmis Communications Corporation (the “Company”) has announced an offer to purchase for cash up to 20,250,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its Class A common stock, $0.01 par value per share (the “Shares”), at a price not greater than $19.75 nor less than $17.25 per Share, net to the seller in cash, without interest (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which are enclosed, as amended or supplemented from time to time.
      As a participant in the Emmis Operating Company 401(k) Plan or Emmis Operating Company 401(k) Plan Two (the “401(k) Plans”), a portion of your 401(k) Plan account may be invested in Shares. In accordance with this Offer, you may instruct the 401(k) Plans’ trustee, Merrill Lynch Trust Co., FSB (the “Trustee”), to tender (in other words, offer to sell to the Company) some or all of the Shares held in your 401(k) Plan account.
      You may determine the number of Shares in your 401(k) Plan account from time to time by calling the Merrill Lynch Participant Services Line at (800) 229-9040. Please note that the number of Shares credited to your 401(k) Plan account may change prior to the expiration of the Offer as a result of additional matching contribution being made to the 401(k) Plans, as well as by any investment changes you may make.
      If you would like to direct the tender of some or all of the Shares in your 401(k) Plan account in response to the Offer, you must call the Merrill Lynch Participant Services Line at (800) 229-9040, no later than 6:00 p.m., New York City time, on Thursday, June 9, 2005, unless the Offer is extended by the Company.
      The Offer. The Company is conducting the Offer through a procedure called a “modified Dutch Auction.” The Company will select the lowest purchase price (the “Purchase Price”) that is produced by the tender offer process (within the range of share prices specified above) that will allow it to purchase 20,250,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn pursuant to the Offer. This procedure allows shareholders to select the price (in multiples of $0.25) within a price range ($17.25 to $19.75 per Share) at which they are willing to sell Shares. The Company will select the lowest purchase price that will allow it to buy 20,250,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. Shares the Company purchases in the Offer will be at the same price, even if a shareholder has selected a lower price, but the Company will not purchase any Shares above the Purchase Price it determines. Accordingly, all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the conditions of the Offer and the “odd lot,” proration and conditional tender provisions described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 20,250,000 Shares pursuant to the Offer, subject to compliance with applicable law.
      Providing Tender Instructions. In order to instruct the Trustee to tender any portion of the Shares held in your 401(k) Plan account, you must call the Merrill Lynch Participant Services Line at (800) 229-9040 no later than 6:00 p.m., New York City time, on Thursday, June 9, 2005. Please have the Instruction Form attached to this letter in front of you when you call as the Merrill Lynch representative will walk through the form with you and ask you the questions on it. All participant instructions timely received by the Trustee will be combined and submitted in one or more Letters of Transmittal by the Trustee as necessary, on behalf of all 401(k) Plan participants who timely instructed the Trustee to tender all or a portion of the Shares held in their 401(k) Plan accounts at the prices selected by 401(k) Plan participants.
      If you do not wish the Trustee to tender any of the Shares in your account, you should call the Merrill Lynch Participant Services Line at (800) 229-9040. Please be aware that the Benefits Committee, as the applicable plan fiduciary of the 401(k) Plans, will determine whether and at what price the Trustee shall tender in the Offer all Shares held by the 401(k) Plans for which no instructions are received from participants. Therefore, to ensure that none of the Shares in your account are tendered you must call the Merrill Lynch Participant Services Line and tell the representative you do not wish the Trustee to tender any Shares in your account and you are selecting Alternative 2 in Step 1 on the attached Instruction Form.
      Because the terms and conditions of the Letter of Transmittal will govern the tender of Shares held in accounts under the 401(k) Plans, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender Shares that are held in your 401(k) Plan account. If you hold Shares outside of the 401(k) Plan, you will receive a separate mailing with respect to your right to tender those Shares, and you must comply with the instructions in that mailing if you wish to tender any or all of those Shares. Similarly, if you have an account in the Emmis Operating Company Profit Sharing Plan which holds Shares, you will receive a separate mailing with respect to your right to instruct the Trustee of that plan to tender any or all of those Shares. You should also read the Offer to Purchase carefully before making any decision regarding the Offer.
      Please note the following:

1. If you do not call the Merrill Lynch Participant Services Line before 6 p.m. on June 9, 2005, your instruction will not be honored. The Offer will expire at 12:00 Midnight, New York City time, on Monday, June 13, 2005, unless the expiration date of the Offer is extended. Consequently, to allow time for processing, you must call the Merrill Lynch Participant Services Line at (800) 229-9040 no later than 6:00 p.m., New York City time, on Thursday, June 9, 2005, unless the Offer is extended by the Company.

2. Please have the Instruction Form attached to this letter in front of you when you call the Merrill Lynch Participant Services Line, as the Merrill Lynch representative will walk through the form with you and ask you the questions on it. You must specify what percentage of the Shares held in your 401(k) Plan account you wish the Trustee to tender and at what price between $17.25 and $19.75 (in $0.25 increments) you want the Trustee to tender such Shares. If you want the Trustee to tender Shares at more than one price, you must tell the services line representative. If you do not wish the Trustee to tender any Shares in your account, you should tell that to the services line representative and that you are selecting Alternative 2 in Step 1 on the Instruction Form — that you do not wish the Trustee to tender any of the Shares held in your 401(k) Plan account. Please be aware that the Benefits Committee, as the applicable plan fiduciary for the 401(k) Plans, will determine whether and at what price the Trustee shall tender in the Offer all Shares held in the 401(k) Plans for which no instructions are received from participants. Therefore, to ensure that none of the Shares in your account are tendered you must call the Merrill Lynch Participant Services Line and tell the representative you do not wish the Trustee to tender any Shares in your account.

3. Shares held in your 401(k) Plan account may be tendered at prices not greater than $19.75 nor less than $17.25 per Share. However, the 401(k) Plan is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the Company’s Class A common stock. Accordingly, if you elect to tender Shares at a price that is lower than the closing price of the Company’s common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s Class A common stock on the Nasdaq National Market System on the date the Offer expires. This could result in the selected percentage of your Shares not being purchased in the Offer. If the closing price of the Company’s Class A common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares in the 401(k) Plans will be tendered and your tender instructions will be deemed to have been withdrawn.

4. The Offer is for up to 20,250,000 Shares, constituting approximately 39% of the outstanding Shares of the Company as of May 6, 2005. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase.

5. The Company’s Board of Directors has approved the making of the Offer. However, none of the Company, the Company’s Board of Directors, the Trustee or the Benefits Committee is making any recommendation whether you should instruct the Trustee to tender or refrain from tendering the Shares in your account or at what purchase price you should instruct the Trustee to tender your Shares. You must make your own decision as to whether to instruct the Trustee to tender your Shares and, if so, how many Shares to tender and the price or prices at which the Trustee will tender them. The Company’s directors and executive officers have informed the Company that they do not intend to tender their own Shares pursuant to the Offer.

6. Participants will not be obligated to pay any brokerage fees or commissions or solicitation fees in connection with the tender of Shares held in their 401(k) Plan accounts. Participants will not be obligated to pay any stock transfer taxes on the transfer of Shares held in their 401(k) Plan accounts pursuant to the Offer.

7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. Consequently, if you instruct the Trustee to tender the Shares held in your 401(k) Plan account, and you subsequently decide to change or withdraw your instructions, you may do so by calling the Merrill Lynch Participant Services Line at (800) 229-9040. However, the new directions will be effective only if you call before 6:00 p.m., New York City time, on Thursday, June 9, 2005, unless the Offer is extended. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Monday, June 13, 2005.

8. Contributions to the 401(k) Plans and investments in the Company stock fund may continue throughout the Offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS WHO INSTRUCT THE TRUSTEE TO TENDER ALL OR A PORTION OF THE SHARES IN THEIR ACCOUNTS WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THE SHARES IN THEIR ACCOUNTS, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THOSE SHARES, AT ANY TIME AFTER 6:00 P.M. NEW YORK CITY TIME ON THURSDAY, JUNE 9, 2005 (UNLESS THE OFFER IS EXTENDED) UNTIL 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY FOLLOWING THE DATE THE COMPANY GIVES ORAL OR WRITTEN NOTICE TO WACHOVIA BANK, N.A., THE DEPOSITARY FOR THIS OFFER, OF ITS ACCEPTANCE OF SHARES FOR PAYMENT IN THE OFFER.

PARTICIPANTS WHOSE DIRECTION TO TENDER IS ACCEPTED BY THE COMPANY WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THE SHARES IN THEIR ACCOUNTS, AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THOSE SHARES, UNTIL THE 401(k) PLANS RECEIVE THE PROCEEDS FROM THE TENDER OFFER AND COMPLETE THE TRANSFER OF THE TENDERED PORTION OF THE SHARES INTO THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST.

YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.

PARTICIPANTS WHO INSTRUCT THE TRUSTEE TO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THE SHARES IN THEIR ACCOUNTS WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THOSE SHARES. PARTICIPANTS WHO DO NOT CALL THE MERRILL LYNCH PARTICIPANT SERVICES LINE AT (800) 229-9040 AND SUBMIT A DIRECTION FOR ANY PORTION OF THE SHARES IN THEIR ACCOUNTS WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE (EXCEPT AS TO SHARES WHICH THE BENEFITS COMMITTEE INSTRUCTS THE TRUSTEE TO TENDER ON BEHALF OF PARTICIPANTS WHO DO NOT TAKE ANY ACTION). You will receive additional communications regarding any such restrictions if the Benefits Committee elects to instruct the Trustee to tender shares on behalf of 401(k) Plan participants who take no action.

PARTICIPANTS WHO CALL THE MERRILL LYNCH PARTICIPANT SERVICES LINE AND SUMBIT A DIRECTION NOT TO TENDER ANY SHARES (ALTERNATIVE 2 IN STEP 1 OF THE ATTACHED INSTRUCTION FORM) WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.

9. If you instruct the Trustee to tender Shares in your 401(k) Plan account and such Shares are accepted, the cash tender proceeds will be deposited into your 401(k) Plan account and invested in the 401(k) Plan’s Merrill Lynch Retirement Preservation Trust until you allocate the proceeds among the various investment funds under the 401(k) Plan according to your personal investment strategy.

10. While you will not recognize any immediate tax gain or loss as a result of the Offer or the sale of Shares in the Offer, the tax treatment of future withdrawals by you or distributions to you from one of the 401(k) Plans may be adversely affected by a tender and sale of Shares within that Plan. Specifically, under current federal income tax rules, the entire value of a distribution from one of the 401(k) Plans is taxable immediately at ordinary income rates, unless rolled over to an individual retirement account or another tax-qualified retirement plan. However, if you receive a lump sum distribution from one of the 401(k) Plans which includes Shares that have increased in value from the price at which they were acquired by that Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,” until you sell those Shares. When the Shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain rather than at ordinary income tax rates, which will apply to all other distributions from the 401(k) Plan and which may be a higher rate for certain participants. If Shares credited to your individual 401(k) Plan account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit with respect to the Shares purchased by the Company in the Offer (unless you elect to reinvest in the Company stock fund within 90 days after the purchase). You can find additional tax information relating to the Offer in the Offer to Purchase. You are further advised to consult with your tax advisor concerning your decision to participate in the Offer.
If you wish the Trustee to tender the Shares in your account or wish to ensure that none of your Shares are tendered, you must call the Merrill Lynch Participant Services Line at (800) 229-9040.

HAVE THIS INSTRUCTION FORM IN FRONT OF YOU WHEN YOU CALL THE MERRILL LYNCH
PARTICIPANT SERVICES LINE AT (800) 229-9040.
INSTRUCTION FORM
STEP 1 Please check one:
      Alternative 1: ☐     I wish to instruct the Trustee to tender      % (indicate a percentage from 1% to 100%) of the shares of Class A common stock held in my 401(k) Plan account. (Complete Step 2)
      Alternative 2: ☐     I do NOT wish to instruct the Trustee to tender any of the shares of Class A common stock held in my 401(k) Plan account. (Do not complete Step 2). Select this alternative if you want to be certain that none of your shares of Class A Common stock are tendered in the Offer.
STEP 2 If you wish to tender, check one Option below. If you choose Option A, you must also check a box to indicate your tender price.

☐ Option A*	☐ Option B*

By checking ONE of the following boxes below INSTEAD OF OPTION B you hereby tender shares of Class A common stock held in the 401(k) Plan at the price checked. This action could result in none of the shares of Class A common stock being purchased if the purchase price determined by the Company for the shares of Class A common stock is less than the price checked below. The same shares of Class A common stock cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.
PRICE (IN DOLLARS) PER SHARE AT WHICH
SHARES ARE BEING TENDERED
☐ $17.25   ☐ $18.75
☐ $17.50   ☐ $19.00
☐ $17.75   ☐ $19.25
☐ $18.00   ☐ $19.50
☐ $18.25   ☐ $19.75
☐ $18.50	Check this Option if you want to maximize the chance of having the Company accept for purchase all of the percentage of your Shares shown in Step 1 (subject to the possibility of proration).

Accordingly, by checking this box, you are tendering the percentage of your Shares shown in Step 1 and are willing to accept the purchase price determined by the Company in accordance with the terms of the Offer. You understand that this action could result in receiving a price per Share as low as $17.25.

*	Please note that the 401(k) Plans are prohibited from selling shares of Class A common stock to the Company for a price that is less than the prevailing market price of the Company’s of Class A common stock. Accordingly, if you elect to tender shares at a price that is lower than the closing price of the Company’s Class A common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s of Class A common stock on the Nasdaq National Market System on the date the Offer expires. This could result in the selected percentage of your shares not being purchased in the Offer. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares will be tendered and your tender will be deemed to have been withdrawn.

The method of delivery of this document is at the option and risk of the tendering participant. In all cases, sufficient time should be allowed to assure delivery.

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